Exhibit 99.1

Contacts:
Investors:  Myesha Edwards, InterMune, Inc., 415-466-2242, ir@intermune.com
Media:  Ian McConnell, WeissCom Partners, Inc. 415-362-5018, ian@weisscom.net

INTERMUNE TO ISSUE $150 MILLION PRINCIPAL AMOUNT
OF CONVERTIBLE NOTES IN PRIVATE OFFERING

-- Proceeds Intended to Retire Existing Notes --

BRISBANE, Calif., Feb. 11, 2004 -- InterMune, Inc. (Nasdaq: ITMN) today announced that it has entered into an agreement for the sale of $150 million of its 0.25% Convertible Senior Notes Due 2011 ($170 million if the option to purchase an additional $20 million principal amount of the Notes is exercised in full) through a Rule 144A private placement offering to qualified institutional buyers.  The Notes will be convertible into InterMune common stock at a conversion rate of 46.2283 shares per $1,000 principal amount of notes (reflecting a premium of approximately 17.5% relative to the NASDAQ closing price for InterMune common stock of $18.41 on February 10, 2004).  The placement is expected to close on February 17, 2004, subject to certain closing conditions.

As previously announced, InterMune intends to use the net proceeds of the offering to purchase or redeem the Company’s outstanding 5.75% Convertible Subordinated Notes due 2006.  To the extent that it does not purchase or redeem all of these outstanding notes, InterMune intends to use the net proceeds of the offering for working capital and other general corporate purposes.

The Notes and common stock issuable upon conversion of the Notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy the Notes.  This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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